Exhibit 10.26

Robert G. Specker

In-house Counsel

Data Domain, Inc.

2300 Central Expressway

Santa Clara, CA 95050

DATA DOMAIN, INC.

March 15, 2007

Neal Ater

Dear Neal:

You currently hold an option to purchase 100,000 shares of the common stock of Data Domain originally granted on June 25, 2003 at an exercise price of $0.10 per share (the “2003 Option”). You resigned from the Board of Directors effective March 14, 2007. Under the terms of the stock option agreement evidencing the 2003 Option, you may exercise your option to the extent that you were entitled to exercise at the date of termination of your service at any time within three (3) months following the date of termination, subject to certain conditions, including that the option may not be exercised after the expiration of the option term. We are pleased to inform you that the Compensation Committee of the Board of Directors has approved the following provisions for acceleration of vesting and extension of your 2003 Option.

1. Acceleration of Vesting. You will be fully vested in the shares purchasable under the 2003 Option as of your last day of service.

2. Extension of Option. The 2003 Option will expire December 31, 2007, provided that the 2003 Option remains subject to Section 8(b) of the 2002 Stock Plan.

3. Miscellaneous. This Agreement shall be binding upon the Company, its successors and assigns and shall be construed and interpreted under the laws of the State of California. This Agreement supersedes all prior agreements between you and the Company relating to the subject matter of the acceleration of vesting and the expiration date of the 2003 Option.

If you wish to accept the extension of your option, please sign the enclosed copy of this letter and return it to the Company, to my attention, in the enclosed return Federal Express envelope.

Very truly yours,

Data Domain, Inc.

By:	/s/ Robert G. Specker
Robert G. Specker In-house Counsel

Accepted and agreed to:

/s/ Neal Ater
Date:	3/15/2007